December 15, 1997



Joseph H. Stegmayer
724 Hampton Roads Drive
Knoxville, TN  37922

Dear Joe:

     This letter is to confirm our offer to join Champion Enterprises, Inc. and the major terms of employment.

     1) The position is President, Retail Operations and Chief Financial Officer of Champion Enterprises, Inc. based in Auburn Hills, MI. You will be reporting directly to me.

     2)   The base salary is $300,000 annually, paid monthly.

     3) Attached is the annual incentive program for fiscal and calendar 1998. You will be guaranteed a minimum $150,000 annual incentive for 1998 only. As long as you join us before February 1, 1998, there will be no proration of the 1998 incentive.

     4) The equity program is formalized in a separate attached non-qualified stock option agreement effective on your date of employment to cover a total of 600,000 shares of Champion
          Enterprises stock over the next five years. The general terms of the equity program will be as follows:

          a) 120,000 shares at 40% of market price on date of acceptance to be purchased within 60 days of employment. There is a two year restriction from date of exercise on these shares. If you elect to leave the company during the two year period you will lose the prorated gain amount remaining. You will have tax consequences of the difference between purchase and market price. Once you exercise this portion, you will be eligible for the following:

          b) 480,000 shares at market price value on date of acceptance to be vested and exercisable in equal prorated proportions (96,000) over five years on the 1st, 2nd, 3rd, 4th and 5th anniversary date.

     As part of this option agreement, there is a change of control provision that immediately vests the outstanding, unvested options, as well as confidentiality and noncompete provisions.

5) You will be eligible for the company's normal medical, dental, life insurance and long term disability benefits at the first of the month following your start date. In case of your death, Champion's obligation under this agreement will terminate but any amount owed you under this agreement or bonus plan plus all vested options at time of your death will be paid to your estate. There is no defined benefits retirement program, but we do have a 401(k) tax deferred savings program. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

6) In order to expedite and assist your family's move before April 1998 from Tennessee to Michigan, we will :

     * Employ a relocation management firm to market and sell your Tennessee home. If required, they will purchase your home if not sold in 90 days. In either case, normal, real estate fees for selling your Tennessee home will be paid.

     *    Pay for normal closing costs for purchasing your home in Michigan.

     * Pay for physical moving of all household goods from Tennessee to Michigan.

     * Pay for temporary housing and transportation expenses during the "converting" period, up to three months.


7) You will be an "at will" employee which means that your employment may be terminated at any time, by you or Champion, for any reason, with or without cause. For three years from your acceptance, if the company terminates your employment for any reason (other than gross malfeasance or cause), the company will provide 24 months of base salary, incentives and benefits.

8) You will be given a "change of control" agreement which will provide 24 months base salary and incentives.

9) Your start date should be as close as possible to Monday, January 19, 1998.

     This offer is only contingent on completion of a physical examination. If the terms are acceptable, please sign below and return one copy to me.

     Joe, I look forward to working with you and your joining the Champion team.

                         Very truly yours,


                         Walter R. Young, Jr.
\bj
Attachment

Joseph H. Stegmayer

     President-Retail Operations and Chief Financial Officer,
                    Champion Enterprises, Inc.
                 1998 Fiscal Year Incentive Plan

Eligibility
     Must hold position at fiscal year end 1998 (January 2, 1999)

The Plan
     This position will be paid annually based upon the following attainment:

     Measure        Attainment Level    Incentive (% of Base Pay)
     EPS
     Minimum             $1.51                  60%
     Level 1             $1.59                  90%
     Level 2             $1.70                 120%
     Maximum cash        $1.83                 150%
     Upside              +.03            +2.5%

     Within the two programs, the incentive payout will increase between the attainment levels listed. The "upside" award will be in two year restricted stock.

Definition and Rules
-Payment will be made after audited year-end results are finalized. -Payments from this plan are not eligible for benefit calculations. -This Plan supersedes all other previous plans.

Definitions:

     Base Pay:  Annualized base pay as of January 2, 1999

     EPS: Annual, audited and publicly reported. EPS adjusted only for excluding extraordinary gains or losses.

All attainment measures are based on current operations as of December, 1997. Any acquisition or divestitures during the year may require appropriate modifications to these attainment measures.